SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to sec. 240.14a-12.

Real Estate Income Fund Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PLEASE VOTE SO THAT YOUR VOTE REACHES US BY
NOVEMBER 29
Vote FOR the New Management Agreement and
New Subadvisory Agreement

PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY CARD
OR
CALL 1-888-293-6728 (Toll Free)
OR
LOG ON TO www.proxyvote.com

November 16, 2005

Dear Real Estate Income Fund Shareholder:

The Special Meeting of Shareholders of Real Estate Income Fund has been adjourned to November 29, 2005 at 3:00 p.m. at 399 Park Avenue, 12th floor Auditorium, New York, New York 10022. We don’t yet have the votes necessary to constitute a quorum and the proposals, therefore, cannot be voted on. All votes FOR the new management agreement and new subadvisory agreement must be received by November 29th, and the votes of ALL SHAREHOLDERS are needed. Your vote is important. The transfer of Citigroup’s Asset Management business is anticipated to take place on December 1. We ask you to sign, date and return the enclosed WHITE Proxy card today (or vote using the toll-free number above or through the Internet). We also ask you to consider the following when voting your shares:

•	It is likely that you have benefited from your investment in the Fund. We believe the Fund has performed well for its shareholders under its current adviser and sub-adviser. The Fund has returned 9.32%, 21.22% and 20.61% for the year-to-date, one-year and three-year periods, respectively, ended September 30, 2005.[1]

•	The Fund is leveraged. Closed-end funds such as the Fund may be able, through leverage, to earn more income and pay larger dividends than they otherwise could. If the Fund is restructured as an open-end fund, it would have to redeem its preferred shares and could not issue preferred shares in the future.

•	We have explored the proposal made by Karpus Investment Management to merge the Fund into an open-end fund. After speaking with the portfolio manager (who also manages the open-end fund), we believe the open-end fund is sufficiently different, in its objective and its investments, that it would not be well suited to meet the investment objectives you sought by investing in the Fund. The Board could find no financial advantage to the shareholders in such a merger, except the one-time, short-term advantage of eliminating the discount to net asset value, and that would cause you to lose the continuing advantage of leverage you enjoy.

[1]	Source: Lipper Analytical Services. Past performance is not a predictor of future results.

IMPORTANT INFORMATION FOR SHAREHOLDERS HOLDING THEIR SHARES IN A BROKERAGE ACCOUNT

Your broker can vote your shares held in a brokerage account ONLY if you give instructions to do so. If you give no instructions, your shares cannot be voted on these proposals at the Special Meeting.

Give your broker instructions simply by signing and dating the enclosed WHITE proxy card, and returning it in the enclosed postage-paid envelope or follow the instructions for phone or Internet voting on the enclosed WHITE proxy card. You do not have to contact your broker directly. We urge you to act today, and vote FOR the new management agreement and the new subadvisory agreement on the enclosed WHITE proxy card.

•	Some of the persons reporting on Western Investment LLC’s Schedule 13D, who are allied with Karpus, have purchased their Fund shares in the open market at times when the Fund has traded below net asset value. The Schedule 13D filing shows they purchased their shares in September and October of 2005. Their complaint about the discount to net asset value is designed to enlist your aid in making major changes in policy that will allow them to liquidate at a large profit, while you lose the advantage of being in a closed-end fund.

•	Institutional Shareholder Services (“ISS”), the nation’s leading independent proxy voting advisory firm, has also recommended that you vote for the new agreements. The ISS recommendation underscores the Board’s belief that it is in the interest of shareholders to approve the new management agreement and subadvisory agreement.

Please vote now, preferably by phone, to have your vote reach us by

November 29 to provide for continuous management of your

investment.

Vote FOR the new management agreement and the new subadvisory agreement on the enclosed WHITE proxy card today. If you have already signed a green proxy card distributed by Karpus Management Inc. d/b/a Karpus Investment Management opposing the new management agreement and the new subadvisory agreement, you can easily change your vote by voting the enclosed WHITE proxy card or by following the instructions for phone or Internet voting on the WHITE proxy card.

We thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposals or how to vote your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-888-293-6728.

Sincerely,

R. Jay Gerk

Chairman

PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY CARD (OR VOTE BY TELEPHONE OR THROUGH THE INTERNET) AND DO NOT RETURN ANY GREEN PROXY CARD. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GREEN PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT THE FUND.

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

17 State Street, 10th Floor

New York, NY 10004

(888) 293-6728 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800